Exhibit 10.6

COMMUNITY BANCORP LLC

2010 CLASS C INCENTIVE UNIT AWARD PLAN

Community Bancorp LLC, a Delaware limited liability company (including any successor entity that assumes this plan, the “Company”), has adopted this Community Bancorp LLC 2010 Class C Incentive Unit Award Plan (the “Plan”), as amended, modified or supplemented from time to time, effective June 30, 2010 for the benefit of its eligible employees, its Directors, its Offering Manager and its Structuring Advisor (each as defined below). The purpose of this Plan is to provide such persons and entities with an opportunity to participate in the Company’s future income and appreciation by issuing equity Awards (as defined below) in the Company to them and to enhance the Company’s ability to attract and retain individuals of exceptional talent to contribute to the sustained progress, growth and profitability of the Company.

Pursuant to this Plan, Participants (as defined below) will be granted an award of Class C Incentive Units (as defined below) (each an “Award” and collectively the “Awards”) and will thereby become Members (as defined below) of the Company. The Class C Incentive Units so acquired shall be governed by, and will be subject to, the transfer and other restrictions contained in (a) this Plan, (b) a Class C Incentive Unit Agreement to be executed by and between the Company and each such Participant and (c) the LLC Agreement (as defined below).

ARTICLE I.

DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. Any other capitalized terms used in this Plan but not otherwise defined herein shall have their respective meaning set forth in the LLC Agreement. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.

1.1 Affiliate. “Affiliate” with respect to any Person shall mean (i) any other Person who controls, is controlled by or is under common control with such Person or (ii) any director or officer of such Person or any Person specified in clause (i) above. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, membership or other ownership interests, by contract or otherwise).

1.2 Award. “Award” shall have the meaning set forth in the Preamble.

1.3 Board. “Board” shall mean the board of directors of the Company.

1.4 Capital Contribution. “Capital Contribution” shall mean a capital contribution by a Member to the Company in accordance with the terms of the LLC Agreement.

1.5 Cause. “Cause,” with respect to any Participant, shall mean Cause as defined in such Participant’s applicable Class C Incentive Unit Agreement.

1.6 Class C Incentive Unit Agreement. “Class C Incentive Unit Agreement” shall mean the Class C Incentive Unit Agreement, as amended, modified or supplemented from time to time, pursuant to which Class C Incentive Units shall be issued to a Participant under this Plan.

1.7 Class C Incentive Units. “Class C Incentive Units” shall mean Class C Incentive Units of the Company as defined in the LLC Agreement.

1.8 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section, and any regulations promulgated thereunder.

1.9 Committee. “Committee” shall have the meaning set forth in Section 5.1.

1.10 Company. “Company” shall have the meaning set forth in the Preamble.

1.11 Director. “Director” shall mean a member of the Board.

1.12 Director Units. “Director Units” shall mean Class C Incentive Units reserved under the Plan for grant to Directors pursuant to Section 2.1 of this Plan and Section 3(d) of the LLC Agreement.

1.13 Employee. “Employee” shall mean any officer or other employee of the Company or any Subsidiary of the Company. A Participant shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or a Subsidiary of the Company or (ii) transfers between locations of the Company or between the Company or a Subsidiary of the Company, or any successor of the foregoing.

1.14 Employee Units. “Employee Units” shall mean Class C Incentive Units reserved under the Plan for grant to Employees pursuant to Section 2.1 of this Plan and Section 3(d) of the LLC Agreement.

1.15 Encumbrance. “Encumbrance” shall mean a pledge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). The term “Encumber” shall have a correlative meaning.

1.16 Equity Securities. “Equity Securities” shall mean, as to any Person (i) shares of capital stock, Units, units or other equity interests in such Person, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into capital stock, Units, units or other equity interests in such Person and (iii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, Units, units or other equity interests in such Person.

1.17 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto. Reference to any particular Exchange Act section shall include any successor section.

1.18 Governmental Authority. “Governmental Authority” shall mean any nation or government (including, without limitation, the government of the United States), any state, county, municipal or other political subdivision thereof and any Person exercising legislative, judicial, regulatory or administrative functions of or pertaining to the government.

1.19 Initial Closing. “Initial Closing” shall mean the initial closing of the sale of Class A Common Units and Class B Non-Voting Common Units pursuant to the terms and conditions described in that certain Offering Memorandum of the Company, dated July 2, 2010 (as amended, revised or supplemented).

1.20 LLC Agreement. “LLC Agreement” shall mean the Limited Liability Company Agreement of the Company, as amended, modified or supplemented from time to time.

1.21 Members. “Members” shall mean the members of the Company under the LLC Agreement.

1.22 Offering Manager. “Offering Manager” means Sandler O’Neill + Partners, L.P.

1.23 Offering Manager Units. “Offering Manager Units” shall mean Class C Incentive Units reserved under the Plan for grant to the Offering Manager pursuant to Section 2.1 of this Plan and Section 3(d) of the LLC Agreement.

1.24 Participant. “Participant” shall mean any Employee who is selected by the Committee to receive an Award pursuant to the provisions of Section 3.1 hereof, each Director, the Structuring Advisor and the Offering Manager, in each case who or which executes a Class C Incentive Unit Agreement pursuant to the provisions of Section 3.2 hereof, and who joins the LLC Agreement as a Class C Member thereunder.

1.25 Person. “Person” shall mean and include an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof, or any entity similar to any of the foregoing.

1.26 Plan. “Plan” shall mean this Community Bancorp LLC 2010 Class C Incentive Unit Award Plan, as amended, modified or supplemented from time to time.

1.27 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time.

1.28 Sale of the Company. “Sale of the Company” shall mean any of the following: (a) a merger or consolidation of the Company into or with any other Person or Persons, or a sale, exchange or other disposition of Units in a single transaction or a series of transactions (other than a sale from, or acquisition by, the Company), in which in any case the Members of the Company or their Affiliates immediately prior to such merger, consolidation, sale, exchange, or other disposition or first of such series of transactions cease to own, directly or indirectly, at least a majority of the voting power of, and equity interests in, the Company’s or any successor entity’s issued and outstanding capital securities immediately after such transaction or series of such transactions; or (b) a single transaction or series of transactions, pursuant to which a Person or Persons who are not Affiliates of the Company acquire all or substantially all of the Company’s and/or any of its Subsidiaries’ assets determined on a consolidated basis. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to the Sale of the Company including, but not by way of limitation, when a Sale of the Company has occurred.

1.29 Subsidiary. “Subsidiary” shall mean, with respect to a specified Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the specified Person.

1.30 Structuring Advisor. “Structuring Advisor” shall mean Sageview Capital LP.

1.31 Structuring Advisor Units. “Structuring Advisor Units” shall mean Class C Incentive Units reserved under the Plan for grant to the Structuring Advisor pursuant to Section 2.1 of this Plan and Section 3(d) of the LLC Agreement.

1.32 Termination of Service. “Termination of Service” shall mean the termination, for any reason, including without limitation death, disability, resignation, retirement or termination with or without Cause, at any time, of (i) in the case of an Employee, the Employee’s employment with the Company (or any of its Subsidiaries), but excluding any termination which includes simultaneous reemployment or continuous employment of the Participant by the Company (or any of its Subsidiaries), and (ii) in the case of a Director, of the Director’s membership on the Board. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, when a Termination of Service is effective, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Service. Notwithstanding any other provision of this Plan, the Company (or its Subsidiaries) has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing

1.33 Transfer. “Transfer” shall mean, with respect to any Member, any sale, conveyance, exchange, assignment, gift, bequest or other transfer or disposition (whether direct or indirect, by operation of law or by any other means), of all or any part of such Member’s Units in the Company, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or an agreement to do any of the foregoing.

1.34 Units. “Units” means the Class A Common Units (as defined in the LLC Agreement), Class B Non-Voting Common Units (as defined in the LLC Agreement), Class C Incentive Units and any Additional Units (as defined in the LLC Agreement) issuing pursuant to the LLC Agreement (including, in the case of Class C Incentive Units, pursuant to this Plan).

ARTICLE II.

CLASS C INCENTIVE UNITS SUBJECT TO PLAN

2.1 Amount of Awards Subject to Plan. The Awards that may be granted under this Plan shall be Class C Incentive Units. Subject to the provisions of Section 6.3 hereof, the aggregate number of Class C Incentive Units which may be granted under the Plan is described in Section 3(d) of the LLC Agreement.

2.2 Effect of Forfeitures. To the extent that any Award of Employee Units or Director Units is forfeited by a Participant, the Class C Incentive Units covered by such Award may thereafter be awarded or re-granted under this Plan to Employees or Directors, as the case may be, subject to the limitations of Section 2.1 hereof on the total amount of Class C Incentive Units that may be issued as Awards under this Plan.

ARTICLE III.

AWARDS

3.1 Awards.

(a) The Committee may from time to time, in its sole and absolute discretion:

(i) Select those Employees who in its opinion should receive Awards of Employee Units; and

(ii) Determine the purchase price, if any, form of payment for Awards and other terms and conditions applicable to such Awards, including provisions for vesting and forfeiture, consistent with this Plan and the LLC Agreement.

(b) Upon the selection of an Employee to receive an Award of Employee Units, the Committee shall grant such Awards and may impose such conditions on the issuance of such Awards as the Committee deems appropriate; provided, however, that no such condition may be inconsistent with the terms of the LLC Agreement.

(c) At the Initial Closing, (i) Robert K. Steel and William B. Harrison, Jr. shall each be granted 40.43% of all the Director Units, (ii) Marc J. Shapiro shall be granted 16.17% of all the Director Units and (iii) J. Richard Fredericks shall granted 2.97% of all the Director Units.

(d) At the Initial Closing, the Structuring Advisor shall be granted all of the Structuring Advisor Units.

(e) At the Initial Closing, the Offering Manager shall be granted all of the Offering Manager Units.

3.2 Class C Incentive Unit Agreement. Awards shall be issued only pursuant to a Class C Incentive Unit Agreement, which shall be executed by the selected Employee, Director, Structuring Advisor and Offering Manager, and an officer of the Company designated by the Committee on behalf of the Company, and which shall contain such terms and conditions as the

Committee shall determine, consistent with this Plan and with the terms of the LLC Agreement. Upon receipt of an Award, a Participant shall, automatically and without further action on his or her part, be deemed to be a party to, signatory of and bound by the LLC Agreement. At the Company’s request, such Participant shall execute the LLC Agreement. All Awards issued under this Plan shall be subject to the terms of the LLC Agreement and shall, in the terms of each individual Class C Incentive Unit Agreement, be subject to such additional terms, conditions or restrictions as the Committee shall determine, which terms, conditions or restrictions may include, without limitation, restrictions concerning transferability, provisions regarding distributions from the Company and, as to Employee Units and Director Units, vesting conditions based on duration of employment or service with the Company and, in the case of Employee Units, performance by Employees of the Company or Company performance.

3.3 Eligibility. An Award of Class C Incentive Units may only be issued to a Participant for the performance of services to or for the benefit of the Company and its Subsidiaries (i) in the Participant’s capacity as a Member, (ii) in anticipation of the Participant becoming a Member, or (iii) as otherwise determined by the Committee, provided that the Class C Incentive Units would constitute partnership “profits interests” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service with respect thereto.

3.4 Rights as Members. Upon the grant to a Participant of an Award pursuant to this Plan, the Participant shall have, unless otherwise provided by the Committee, all the rights and obligations of a Member holding Class C Incentive Units with respect to said Award as provided in this Plan and the LLC Agreement, subject to the restrictions in his or her Class C Incentive Unit Agreement and the LLC Agreement. As set forth in the LLC Agreement, the Participants shall not, by virtue of their holding Awards, have the right to influence or control the management or operation of the Company.

3.5 Escrow. The Committee or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate, if any, representing any Award issued hereunder until all of the restrictions, if any, imposed under the Class C Incentive Unit Agreement with respect to the Award evidenced by such certificate expire or shall have been removed.

ARTICLE IV.

RESTRICTIONS ON AWARDS

4.1 Forfeiture of Awards. Unless otherwise determined by the Committee, upon any Termination of Service of a Participant who is an Employee or Director, such Participant’s Award and all Class C Incentive Units subject thereto, to the extent not vested as of the date of such Termination of Service (and the Participant’s Capital Account attributable to such Class C Incentive Units), shall thereupon automatically and without further action be cancelled and forfeited by such Participant, and such Participant shall have no further right or interest in or with respect to such unvested Class C Incentive Units. Structuring Advisor Units and Offering Manager Units shall not be subject to forfeiture.

4.2 Restrictions on Class C Incentive Units. In addition to any applicable transfer restrictions, repurchase rights and other restrictions set forth in the LLC Agreement with respect to the Class C Incentive Units, the Class C Incentive Units shall be subject to such restrictions as the Committee shall determine in its sole discretion, including, without limitation, transfer restrictions, repurchase rights, requirements that Class C Incentive Units be transferred in the event of certain transactions, and voting agreements. Such restrictions may, in the Committee’s sole discretion, be contained in the applicable Class C Incentive Unit Agreement or in such other agreement as the Committee shall determine, in each case in a form determined by the Committee in its sole discretion. The issuance of the Class C Incentive Units shall be conditioned on the Participant’s consent to such restrictions or the Participant’s entering into such agreement or agreements.

4.3 Legend. In order to enforce the restrictions imposed upon the Class C Incentive Units issued pursuant to Awards granted hereunder, the Committee shall cause a legend or legends to be placed on certificates, if any, representing the Awards that are still subject to restrictions under the Class C Incentive Unit Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

ARTICLE V.

ADMINISTRATION

5.1 Committee. Prior to the Company’s conversion to a corporation (or other entity treated as a corporation for federal income tax purposes) (a “C-Corporation”) and the initial registration of the common stock of such C-Corporation under Section 12 of the Exchange Act, the “Committee” shall be the Governance and Compensation Committee of the Board. Following such registration, the Committee shall be a committee of the Board of Directors of the Company that complies with Rule 16b-3 and Section 162(m) of the Code.

5.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the Class C Incentive Unit Agreements pursuant to which Awards are issued, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any Award under this Plan need not be the same with respect to each Participant.

5.3 Governance of Committee. The governance of the Committee shall be subject to the applicable provisions of the LLC Agreement.

5.4 Professional Assistance; Good Faith Actions; Compensation. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other Persons in connection with the administration of this Plan. The Committee, the Company and the Company’s officers shall be entitled to rely upon the advice, opinions or valuations of any such Persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested Persons. No members of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, including grant of Awards, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation. The members of the Committee shall serve without compensation for their services as representatives of the Committee.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

6.1 Governing Documents; Restrictions on Transfer of Awards. Each Award granted to a Participant under this Plan is subject to the terms of the Class C Incentive Unit Agreement pursuant to which such Award was issued and the applicable provisions of this Plan and the LLC Agreement, including, without limitation, any applicable provisions regarding a Sale of the Company and the restrictions on Transfer of Class C Incentive Units. Any permitted transferee of an Award shall take such Award subject to the terms of this Plan, the Class C Incentive Unit Agreement pursuant to which such Award was issued, and the LLC Agreement. Any Transfer of an Award which is not made in compliance with the Plan, the LLC Agreement and the Class C Incentive Unit Agreement pursuant to which such Award was issued shall be null and void ab initio and of no force or effect, and further, such Award may be cancelled and forfeited by the Participant pursuant to the LLC Agreement.

6.2 Amendment, Suspension or Termination of this Plan. Except as otherwise provided in this Section 6.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the Board; provided, however, that any amendment that requires Member approval under applicable law or under the LLC Agreement shall be subject to such approval to the extent required to comply with such law. No amendment, suspension or termination of this Plan shall, without the consent of the holder of an Award, materially alter or impair any rights or obligations under such Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Award may be granted or awarded during any period of suspension or after termination of this Plan.

6.3 Changes in Capitalization and Other Similar Events.

(a) Subject to the LLC Agreement and Section 6.3(a)(ii) below, in the event that the Committee determines, in its sole discretion, that any distribution (whether in the form of cash, additional Class C Incentive Units, other Equity Securities, or other property), any Capital Contributions, any recapitalization, reclassification, reorganization, change to organizational form, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Sale of the Company), or exchange of Class C Incentive Units or other Equity Securities of the Company, issuance of warrants or other rights to purchase Class C Incentive Units or other Equity Securities of the Company, or other similar transaction or event, affects the Class C Incentive Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

(I) the number of Class C Incentive Units or the number and kind of Equity Securities with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of Class C Incentive Units or Equity Securities which may be issued);

(II) the number of Class C Incentive Units or the number and kind of Equity Securities subject to outstanding Awards;

(III) the purchase price, if any, with respect to any Award; and

(IV) any other provisions of an Award which the Committee deems appropriate.

(b) In the event of any Sale of the Company or other transaction or event described in Section 6.3(a) or any extraordinary or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, the Committee in its discretion, and on such terms and conditions as it deems appropriate, and subject to the LLC Agreement, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) The Committee may provide, either by the terms of the agreement governing such transaction or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, for either (A) the purchase of all or any portion of such Award for an amount of cash equal to the amount that could have been attained upon the realization of the Participant’s rights had such Award (or portion thereof) been fully vested, or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion, which replacement award may be subject to vesting or the lapsing of restrictions, as applicable, on terms not substantially less favorable in the aggregate to the affected Participant than the terms of the Award for which such replacement award is substituted;

(ii) The Committee may provide, either by the terms of such Award or by action taken prior to the occurrence of such transaction or event, that upon such event, such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the Equity Securities of the successor or survivor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Equity Securities subject to such Award and prices thereof;

(iii) The Committee may make adjustments in the number and type of Class C Incentive Units (or other Equity Securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the purchase price, the repurchase price or the vesting schedule), and the criteria included in, outstanding Awards and the related agreements and Awards which may be granted in the future; and

(iv) As to an Award subject to vesting, the Committee may provide that such Award cannot vest or become payable after such transaction or event.

(c) Notwithstanding anything to the contrary herein or in any Award, upon the consummation of a Corporate Conversion, the treatment of the Class C Incentive Units shall be determined pursuant to and in accordance with the Section 14 of the LLC Agreement.

(d) Subject to Section 6.3(b), the Committee may, in its discretion, include such further provisions and limitations in any Award as it may deem equitable and in the best interests of the Company with respect to any event described in this Section 6.3.

6.4 Section 83(b) Election. Unless otherwise determined by the Board in its sole discretion, each Participant who is granted an Award under the Plan shall be required to make an election under Section 83(b) of the Code with respect to the Class C Incentive Units covered by such Award, and the grant of such Award shall be conditioned on the Participant making such Section 83(b) election.

6.5 Tax Withholding. The Company may withhold from each Participant’s wages or distributions, or require each Participant to pay to the Company, any applicable withholding or employment taxes imposed with respect to the issuance of any Award hereunder, the vesting or lapse of any restrictions imposed on such Award, or the ownership or disposition of any Class C Incentive Units.

6.6 Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan, the issuance and delivery of Class C Incentive Units pursuant to the Awards, and the payment of money under this Plan or under the Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or Governmental Authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any Equity Securities delivered under this Plan shall be subject to such restrictions, and the Person acquiring such Equity Securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and any Awards awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

6.7 Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

6.8 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof. In the event of a conflict between the terms of this plan and the LLC Agreement, the provisions of the LLC Agreement shall govern.

6.9 Section 409A. No Award or Class C Incentive Unit is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Class C Incentive Unit Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date hereof the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the effective date hereof), the Committee may adopt such amendments to the Plan and the applicable Class C Incentive Unit Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

I hereby certify that the foregoing Plan was duly adopted by the Members of the Company on June 28, 2010.

Executed on June 30, 2010.

By:	/s/ Paul B. Murphy
Name:	Paul B. Murphy Jr.
Title:	Chief Executive Officer

[Profits Interest Award Plan]